Exhibit 99.1

GT Advanced Technologies Inc. Announces Results for Quarter Ending September 29, 2012

Quarterly Revenue and Non-GAAP EPS Within Guidance Range

NASHUA, N.H.--(BUSINESS WIRE)--November 6, 2012--GT Advanced Technologies Inc. (NASDAQ: GTAT) today reported results for the third quarter of calendar year 2012, which ended September 29, 2012.

Revenue for the third quarter of calendar 2012 came in at the low end of the company’s previously issued guidance at $110.1 million, compared to $167.3 million in the second quarter of calendar 2012 and $217.7 million in the third quarter of calendar 2011. Revenue by business segment for the third quarter of calendar 2012 was $95.9 million in polysilicon, $1.6 million in photovoltaic (PV), and $12.6 million in sapphire.

Gross profit for the third quarter of calendar 2012 was $35.0 million, or 31.8 percent of revenue, compared to $60.2 million, or 36.0 percent of revenue in the second quarter of calendar 2012 and $95.1 million, or 43.7 percent of revenue for the third quarter of calendar 2011.

Operating margin for the third quarter of calendar 2012 was 4.6 percent of revenue, compared to 14.7 percent of revenue in the second quarter of calendar 2012 and 24.7 percent of revenue in the third quarter of calendar 2011.

In the third quarter of calendar 2012, the company had net income of $2.3 million, compared to $14.8 million in the second quarter of calendar 2012 and $36.9 million for the third quarter of calendar 2011.

Non-GAAP net income was $0.7 million in the third quarter of calendar 2012, compared to $19.3 million in the second quarter of calendar 2012 and $45.8 million for the third quarter of calendar 2011.

Earnings per share on a fully-diluted basis was $0.02 in the third quarter of calendar 2012, compared to $0.12 for the second quarter of calendar 2012 and $0.29 for the third quarter of calendar 2011.

Non-GAAP earnings per share on a fully diluted basis came in at the upper range of guidance at $0.01 in the third quarter of calendar 2012, compared to $0.16 for the second quarter of calendar 2012 and $0.35 for the third quarter of calendar 2011.

At the end of the third quarter of calendar 2012, cash and cash equivalents totaled $479.2 million and the company had $298.1 million of total debt. This compares to $332.4 million of cash and cash equivalents at the end of the second quarter of calendar 2012 which included $145 million of total debt and $483.8 million of cash and cash equivalents at the end of the third quarter of calendar 2011 which included $90.9 million of total debt.

As of September 29, 2012, the company’s backlog was $1.5 billion. This included approximately $617.7 million in the polysilicon segment, $141.4 million in the PV segment and $717.6 million in the sapphire segment. Included in the total backlog was approximately $93.2 million of deferred revenue.

New orders for the third quarter of calendar 2012 were $49.2 million and included $11.1 million of polysilicon orders, $5.2 million of PV orders and $33.0 million of sapphire orders. The company had $56.3 million of negative adjustments to backlog primarily related to the termination of a polysilicon contract with a startup Chinese company which GT had previously indicated was at risk due to the customer’s failure to perform.

Management Commentary

“We are pleased that we remained profitable and achieved the upper end of our EPS guidance in Q3 in spite of the softer demand environment in our core markets, demonstrating the resilience of our business model,” said Tom Gutierrez, president and chief executive officer.

“In the face of economic and trade related challenges impacting GT and its customers, we have taken significant steps to lower our cost structure and to improve our ability to make strategic investments in R&D, next-generation technology and diversification initiatives that we believe will drive future growth and the creation of shareholder value.

“It remains our strategy to invest through these challenging times and we are positioned to do so with our healthy balance sheet which includes nearly $480 million of cash and cash equivalents,” said Gutierrez.

Conference Call, Webcast

Tomorrow morning, Wednesday, November 7, 2012, at 8:00am ET the company will host a live conference call with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer, to discuss its third quarter results.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies’ website, http://investor.gtat.com/. No password is required to access the webcast. A slide presentation will accompany the call. The live call can also be accessed by dialing 617.213.8841. The telephone passcode is GTAT.

A replay of the call will be available through February 5, 2013. To access the replay, please go to http://investor.gtat.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 617.801.6888 for international callers. The telephone replay passcode is 78656309.

Business Outlook

Given current market volatility, the company will hold a separate conference call in mid-December once it has completed an assessment of recent market and economic developments. On that call the company will provide its guidance for the December quarter and updated commentary on calendar 2013. Details will follow.

Investor Financial Summary Document

A comprehensive summary of the company’s financial performance can be found on the Investor Relations section of its website in the “Featured Documents” section and the “Q3 CY12 Earnings Call” webcast page. To access: http://investor.gtat.com.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a diversified technology company with innovative crystal growth equipment and solutions for the global solar, LED and electronics industries. Our products accelerate the adoption of new advanced materials that improve performance and lower the cost of manufacturing. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	September 29,	March 31,
	2012	2012

Assets
Current assets:
Cash and cash equivalents	$479,219	$350,903
Accounts receivable, net	11,453	65,676
Inventories	216,282	193,295
Deferred costs	36,154	91,740
Vendor advances	99,549	85,396
Deferred income taxes	12,271	13,857
Refundable income taxes	1,516	1,516
Prepaid expenses and other current assets	13,981	12,117
Total current assets	870,425	814,500
Property, plant and equipment, net	111,833	99,982
Other assets	16,141	20,306
Intangible assets, net	81,272	86,357
Deferred cost	4,394	9,293
Goodwill	102,152	102,152
Total assets	$1,186,217	$1,132,590
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$9,063	$3,750
Accounts payable	43,693	34,323
Accrued expenses	30,551	37,074
Contingent consideration	4,819	16,071
Customer deposits	251,601	334,098
Deferred revenue	80,366	165,149
Accrued income taxes	1,685	37,620
Total current liabilities	421,778	628,085
Long-term debt	134,125	71,250
Convertible notes	154,946	-
Deferred income taxes	35,871	38,918
Deferred revenue	12,787	31,010
Contingent consideration	-	6,402
Other non-current liabilities	711	547
Accrued income taxes	25,465	24,824
Total liabilities	785,683	801,036
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 500,000 shares authorized, 118,938 and 118,331 shares issued and outstanding as of September 29, 2012 and March 31, 2012, respectively	1,189	1,183
Additional paid-in capital	183,073	131,563
Accumulated other comprehensive loss	176	(187)
Retained earnings	216,096	198,995
Total stockholders' equity	400,534	331,554
Total liabilities and stockholders' equity	$1,186,217	$1,132,590

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 29,	June 30,	October 1,
	2012	2012	2011

Revenue	$110,061	$167,252	$217,691
Cost of revenue	75,033	107,046	122,606
Gross profit	35,028	60,206	95,085
Operating expenses:
Research and development	18,767	13,939	10,008
Selling and marketing	3,123	3,827	7,114
General and administrative	15,428	15,133	19,582
Contingent consideration expense	(9,943)	155	2,787
Amortization of intangible assets	2,538	2,547	1,760
Total operating expenses	29,913	35,601	41,251
Income from operations	5,115	24,605	53,834
Other income (expense):
Interest income	27	6	136
Interest expense	(1,620)	(979)	(1,842)
Other, net	(431)	(485)	151
Income before income taxes	3,091	23,147	52,279
Provision for income taxes	747	8,390	15,364
Net income	$2,344	$14,757	$36,915
Net income per share:
Basic	$0.02	$0.12	$0.29
Diluted	$0.02	$0.12	$0.29
Weighted-average number of shares used in per share calculations:
Basic	118,769	118,444	126,734
Diluted	119,874	119,379	129,075

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 29,	June 30,	October 1,
	2012	2012	2011

Non-GAAP Net Income & Earnings per Share

Net income	$2,344	$14,757	$36,915

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,538	2,547	1,760
Stock-based compensation	4,818	4,103	3,776
Third party acquisition related expenses	136	246	3,090
Contingent consideration	(9,943)	155	2,787
Non-cash portion of interest expense	342	238	843
Income tax effect of non-GAAP adjustments (1)	457	(2,710)	(3,399)

Non-GAAP net income	$692	$19,336	$45,772

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	$0.01	$0.16	$0.35

Diluted weighted average shares outstanding	119,874	119,379	129,075

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, contingent consideration, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

Forward-Looking Statements

Some of the information in this press release relate to future expectations, plans and prospects for our business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, the steps the Company has taken will lower its cost structure and will improve its ability to make strategic investments in R&D, next-generation technology and diversification initiatives and that the Company believes these actions will drive future growth and the creation of shareholder value; it is the Company’s strategy to invest through these challenging times and the Company’s healthy balance sheet puts it in a position to invest in R&D, next-generation technology and diversification initiatives through these challenging times. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal quarter ended September 29, 2012, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar and sapphire equipment, general economic conditions and the tightening credit market for having an adverse impact on demand for our products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
GT Advanced Technologies Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtat.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtat.com